Exhibit 16.1

September 27, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC USA 20549

Re: Fuse Science, Inc.

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated September 27, 2012 regarding our firm.

We have no basis to agree or disagree with any other matters reported therein.

Very truly yours,

/s/ Paritz & Company, P.A.

Hackensack, New Jersey